As filed with the Securities and Exchange Commission on September 20, 2012

Registration No. 333-141978

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IntegraMed America, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	06-1150326 (IRS Employer Identification No.)
Two Manhattanville Road Purchase, New York (Address of Principal Executive Offices)	10577 (Zip Code)

IntegraMed America, Inc. 2000 Long-Term Compensation Plan
(Full title of the plan)

Claude White, Esq.

Vice President and General Counsel

Two Manhattanville Road

Purchase, New York 10577

(Name and address of agent for service)

(914) 253-8000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 to Form S-8 relates to the Registration Statement on Form S-8 (Registration No. 333-141978) filed with the Securities and Exchange Commission on April 9, 2007 (the “Registration Statement”) by IntegraMed America, Inc., a Delaware corporation (the “Registrant”), relating to 100,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), to be offered and sold pursuant to the IntegraMed America, Inc. 2000 Long-Term Compensation Plan.

On September 20, 2012, pursuant to an Agreement and Plan of Merger, dated as of June 10, 2012, by and among IntegraMed Holding Corp. (f/k/a SCP-325 Holding Corp.), a Delaware corporation (“Buyer”), SCP-325 Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation in the Merger and a wholly-owned subsidiary of Buyer.

In connection with the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of the Registrant’s Common Stock registered under the Registration Statement but not sold under the Registration Statement.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Purchase, state of New York, on this 20th day of September, 2012.

INTEGRAMED AMERICA, INC.

(Registrant)

By: /s/ Jay Higham

Name: Jay Higham
Title:   Chief Executive Officer